QT Imaging Delivers Strong Second Quarter Growth While Building the Foundation for Commercial Scale
Second-quarter revenue reached $7.4 million; first-half revenue increased 116% to $14.0 million, with 28 scanners shipped
Strengthened capital position through a $10.0 million public offering and expanded direct U.S. commercial capabilities to accelerate adoption
Reaffirms full-year 2026 revenue guidance of approximately $39 million
Conference Call begins at 4:30 p.m. Eastern Time today
NOVATO, Calif., August 12, 2026 — QT Imaging Holding, Inc. (Nasdaq: QTI) (“QT Imaging” or the “Company”), a medical device company dedicated to transforming breast health management through innovative, radiation-free imaging technology, today reported financial results for the three and six months ended June 30, 2026, and provided a business update.
“Our second quarter results demonstrate continued execution and the growing commercial momentum of QT Imaging. Revenue more than doubled year-over-year to $7.4 million, and we shipped fifteen Breast Acoustic CT scanners during the quarter, compared with eight in the prior-year period,” said Dr. Raluca Dinu, Chief Executive Officer of QT Imaging. “We also took important steps to support continued growth, completing a $10 million public offering, expanding our direct U.S. sales organization, and securing regulatory authorization in Israel and Saudi Arabia. At the same time, we generated new evidence demonstrating less than 1% variability in Speed of Sound measurements across our scanners, successfully completed our first routine FDA inspection with zero Form 483 observations, and expanded manufacturing capacity through our new 22,000-square-foot facility. These are tangible steps toward scaling Breast Acoustic CT commercially while building the clinical, regulatory and operational foundation for broader adoption.”
“With more than 12,000 women already imaged using our technology, we are building more than an innovative medical imaging system; we are building a quantitative breast imaging platform that integrates advanced hardware, software, cloud infrastructure and, over time, AI-enabled clinical applications,” added Dr. Dinu. “At the same time, we continue to evolve our commercial strategy by complementing our established distribution partnerships with expanded direct commercial, and business development capabilities to accelerate customer engagement and broaden adoption. While geopolitical developments have impacted commercial activities in parts of the Gulf region, we are beginning to see encouraging signs of renewed customer engagement.”
Second Quarter and Recent Business Highlights
•Continued commercial execution: QT Imaging shipped 15 Breast Acoustic CT scanners during the second quarter of 2026 and 28 scanners during the first six months of the year. The revenue for the second quarter of 2026 was $7.4 million. The Company continues to pursue commercial opportunities through a combination of established distribution partners and its expanding internal commercial and business development capabilities.
•Strengthened capital position: During the second quarter, QT Imaging completed an underwritten public offering that generated approximately $10.0 million in gross proceeds. The Company also extended the maturity of its senior secured term loan by two years, from March 31, 2027, to March 31, 2029.
•Built a scalable U.S. commercial organization: Under the leadership of our Chief Commercial Officer Satrajit Misra, a seasoned medical imaging executive with three decades of industry experience, QT Imaging expanded its direct commercial organization with the appointments of Jason Dyer as Vice President, Regional Sales East, and Dave Reinhart as Vice President, Regional Sales West. Together, this team strengthens the Company’s ability to directly engage breast imaging centers, clinicians and enterprise health systems, deepen strategic customer relationships and complement its established distribution partnerships, creating a scalable commercial model designed to accelerate adoption, grow the installed base and support long-term revenue growth and margin expansion.
•Expanded global regulatory foundation for Breast Acoustic CT scanners: During the quarter, the Company received AMAR authorization from Israel’s Ministry of Health and Food and Drug Administration (“FDA”) regulatory clearance in Saudi Arabia. QT Imaging continues to pursue additional regulatory authorizations in the Gulf region and Europe.
•Successfully completed the Company’s first routine FDA inspection: The inspection concluded with zero Form 483 observations, reflecting the strength of the Company’s Quality Management System and its focus on quality, compliance and manufacturing readiness.
•Generated additional scientific evidence: A multi-site repeatability and reproducibility study demonstrated less than 1% variability in Speed of Sound measurements across Breast Acoustic CT scanners. The results support the potential use of objective and reproducible quantitative imaging biomarkers in longitudinal breast health assessment and treatment monitoring. These results reflect testing performed under the study conditions and do not represent a new FDA-cleared indication.
•Continued advancing the QTI technology platform: Development activities included enhancements to image reconstruction, quantitative imaging algorithms, clinical workflow, and the QTI Precision Pathway™ cloud platform. The Company also continued its collaboration with Olea Medical to productize its multimodality image viewer, physician workflow and quantitative image analysis.
•Strengthened clinical and scientific leadership: Appointed Dr. Julia Albright as Chief Science Officer, effective July 27, 2026, and welcomed nationally recognized breast surgical oncologist Dr. Barry Roseman as Senior Medical Advisor. Dr. Albright brings more than three decades of leadership in medical imaging innovation, quantitative imaging and artificial intelligence, with a proven track record of translating advanced technologies into clinically impactful products. Dr. Roseman brings more than 30 years of experience in breast cancer diagnosis, treatment and multidisciplinary patient care, providing deep clinical expertise to support physician engagement, clinical implementation, and broader adoption of our technology.
•Advanced clinical expansion in Israel: Following our recent AMAR authorization from Israel’s Ministry of Health, the first Breast Acoustic CT scanner in Israel is planned for placement at

Rambam Health Care Campus, one of the country’s leading academic medical centers. The scanner will support a planned clinical study evaluating Breast Acoustic CT imaging modality in women with hereditary risk for breast cancer, expanding the Company’s clinical evidence-generation efforts in an important high-risk population.
•Expanded manufacturing capacity while improving operating efficiency: Continued investing in manufacturing excellence and supply chain readiness while relocating to a new 22,000-square-foot headquarters and manufacturing facility, located in Petaluma, CA. The expanded facility provides more than 2.5x the operational space of the current location while reducing lease cost per square foot by approximately 55%, enhancing the Company's ability to scale production efficiently.
•Increased visibility within the investment community: QT Imaging was added to the Russell Microcap® Index as part of the 2026 semi-annual Russell index reconstitution and following its return to the Nasdaq Capital Market in January.
•Pursued grassroots initiatives focused on breast health: Dr. Dinu participated in two prestigious events hosted by The Shift, including its inaugural Shiftmakers Gala celebrating women driving change held at Harvard University and featuring actress and breast cancer survivor Olivia Munn, and presenting the Shiftmaker Award to tennis legend and two-time cancer survivor Martina Navratilova at the Sports Shiftmaker Awards ceremony during Wimbledon week in London.
Second Quarter 2026 Financial Results
Revenue for the second quarter of 2026 was $7.4 million, an increase of 103% compared with $3.7 million for the second quarter of 2025. The increase was primarily attributable to the shipment of fifteen Breast Acoustic CT scanners in the 2026 quarter, compared with eight in the prior-year quarter.
Gross margin was 41% for the second quarter of 2026, compared with 50% for the second quarter of 2025. The gross margin for the second quarter of 2026 was in line with our projections for sales in the USA. The higher prior-year gross margin reflected a lower weighted average cost of inventory sold.
Total operating expenses were $4.9 million for the second quarter of 2026, compared with $2.9 million for the second quarter of 2025. The increase was primarily attributable to employee compensation and benefits, professional service costs, and marketing expenses.
Operating loss for the second quarter of 2026 was $1.9 million, compared with an operating loss of $1.0 million, for the second quarter of 2025 and $2.3 million for the first quarter of 2026.
Total interest and other expense, net, was $9.2 million during the second quarter of 2026, compared with $3.0 million in the prior-year quarter. The increase was due primarily to an $8.3 million non-cash loss on debt extinguishment related to the Lynrock Lake term loan modification.
Net loss for the second quarter of 2026 was $11.1 million, or $0.75 per share, compared with a net loss of $4.0 million, or $0.42 per share, for the second quarter of 2025. Prior-period share and per-share amounts have been adjusted to reflect the Company’s 3:1 reverse stock split completed in October 2025.
Non-GAAP adjusted EBITDA, which excludes interest, taxes, depreciation and amortization, other income or expense, changes in the fair value of financial liabilities, and stock-based compensation, was negative $1.2 million, or $0.08 per share, for the second quarter of 2026, compared with negative $0.8 million, or $0.08 per share, for the second quarter of 2025.

Net cash used in operating activities during the second quarter of 2026 was $4.8 million, compared with $1.4 million during the second quarter of 2025.
As of June 30, 2026, the Company had cash and restricted cash of $11.0 million, compared with $10.5 million as of December 31, 2025. As of August 7, 2026, the Company had cash and restricted cash of $14.2 million.
2026 Revenue Outlook
The Company affirms its 2026 revenue guidance of approximately $39 million. This outlook reflects minimum order quantities under its distribution agreements, as well as expected contributions from the Company’s direct sales efforts.
Conference Call and Webcast
QT Imaging management will host a conference call today at 4:30 p.m. Eastern Time to discuss these results and provide a business update. Participants are encouraged to pre-register here. Callers who are unable to pre-register can access the call by dialing 866-777-2509 (U.S.) or 412-317-5413 (international). A live and archived webcast of the call will be available at this link and on the IR Calendar section of the QT Imaging website.
Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as EBITDA and Adjusted EBITDA, have not been prepared in accordance with GAAP. To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP in our press release, we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. Non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.
The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of QT Imaging’s liquidity. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, which are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare QT Imaging’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP financial measures.
We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key measures used by management to operate and analyze our business over different periods of time.
EBITDA is defined as loss before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted for other expense (income), change in fair value of the warrant, derivative, and earnout liabilities, loss on issuance of debt, loss on debt extinguishment and modification, and stock-based compensation. Similar excluded expenses may be incurred in future periods when calculating these measures. QT Imaging believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. QT Imaging believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends and in comparing QT Imaging’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors.
Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income items are excluded or included in determining these non-GAAP financial measures.
Management uses EBITDA and Adjusted EBITDA as a non-GAAP performance measure that is defined in the accompanying tables and is reconciled to net loss, the most directly comparable GAAP measure, in the tables below.
We present reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures in the tables below.
About QT Imaging
QT Imaging Holdings, Inc. (Nasdaq: QTI) is a medical device company engaged in the research, development, and commercialization of innovative imaging systems that use low-frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the Company’s website at www.qtimaging.com and follow us on LinkedIn.
Breast Acoustic CT™ is a trademark of an affiliate of QT Imaging Holdings, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding QT Imaging’s quality and regulatory compliance and its ability to scale manufacturing, expand commercialization globally, and support a growing customer base, plans for QT Imaging, new product development and introduction, product sales growth and projected revenues, QT

Imaging’s industry, future events, and other statements that are not historical facts. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of QT Imaging's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by you or any other investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. These forward-looking statements are subject to a number of risks and uncertainties, including those relating to: the ability of the Company to sell and deploy the QT Imaging Breast Acoustic CT™ Scanner; the ability to extend product offerings into new areas or products; the ability to commercialize technology; unexpected occurrences that deter the full documentation and “bring to market” plan for products; trends and fluctuations in the industry; changes in demand and purchasing volume of customers; unpredictability of suppliers; the ability to attract and retain qualified personnel and the ability to move product sales to production levels; changes in domestic and foreign business, market, financial, political, and legal conditions; the uncertainty of projected financial information; delays caused by factors outside of our control; changes in our ability to successfully receive purchase orders and generate revenue under our existing contracts with partners and distributors; our ability to realize the benefits of the strategic partnerships; the identified material weakness in our internal controls over financial reporting (including the timeline to remediate the material weakness); the rollout of the business and the timing of expected business milestones; the effects of competition on our future business; our ability to obtain and access financing in the future; our ability to pay our debt obligations as they come due; and those factors discussed in the Company’s reports and other documents filed with the SEC, including under the heading “Risk Factors.” If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that QT Imaging presently does not know or that QT Imaging currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect QT Imaging's expectations, plans or forecasts of future events and views as of the date of this release. QT Imaging anticipates that subsequent events and developments will cause QT Imaging's assessments to change. However, while QT Imaging may elect to update these forward-looking statements at some point in the future, QT Imaging specifically disclaims any obligation to do so. Accordingly, undue reliance should not be placed upon the forward-looking statements.
Contacts:
Investors
CORE IR
Tirth Patel
ir@qtimaging.com
386-295-2215
Media
CORE IR
Matthew Cossel
pr@qtimaging.com
212-655-0924

[Financial tables below]

Summary of Results
For the Three and Six Months Ended June 30, 2026 and 2025
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
$ thousands (except per share amounts)	2026	2025	2026	2025
Revenue	$7,435	$3,659	$13,965	$6,458
Cost of revenue	4,375	1,832	8,233	2,819
Gross profit	3,060	1,827	5,732	3,639
Operating expenses:
Research and development	1,624	901	3,348	1,753
Selling, general and administrative	3,300	1,969	6,597	3,971
Total operating expenses	4,924	2,870	9,945	5,724
Loss from operations	(1,864)	(1,043)	(4,213)	(2,085)
Interest and other expense, net:
Interest expense, net	(745)	(379)	(1,675)	(1,070)
Other (expense) income, net	(4)	9	(8)	24
Change in fair value of warrant liability	89	(2,796)	(84)	(3,501)
Change in fair value of derivative liability	—	—	—	101
Change in fair value of earnout liability	(250)	210	(200)	160
Loss on issuance of debt	—	—	—	(6,640)
Loss on debt extinguishment and modification	(8,294)	—	(8,294)	(2,124)
Total interest and other expenses, net	(9,204)	(2,956)	(10,261)	(13,050)
Loss before income tax expense	(11,068)	(3,999)	(14,474)	(15,135)
Income tax expense	2	3	2	3
Net loss	$(11,070)	$(4,002)	$(14,476)	$(15,138)
Net loss attributable to common stockholders	$(11,070)	$(4,002)	$(14,476)	$(15,138)

Net loss per share - basic and diluted (1)	$(0.75)	$(0.42)	$(1.01)	$(1.63)

Weighted-average shares outstanding (1)	14,831	9,451	14,317	9,312

(1)    Share and per share amounts for the three and six months ended June 30, 2025 differ from those published in prior unaudited condensed consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split. Specifically, the number of shares of common stock outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of 3:1, such that each three shares of common stock were combined and reconstituted into one share of common stock effective October 23, 2025.

EBITDA and Adjusted EBITDA
For the Three and Six Months Ended June 30, 2026 and 2025
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
$ thousands	2026	2025	2026	2025
Net loss	$(11,070)	$(4,002)	$(14,476)	$(15,138)
Income tax expense	2	3	2	3
Interest expense, net	745	379	1,675	1,070
Depreciation and amortization	21	38	41	76
EBITDA	(10,302)	(3,582)	(12,758)	(13,989)
Other expense (income), net	4	(9)	8	(24)
Change in fair value of warrant liability (1)	(89)	2,796	84	3,501
Change in fair value of derivative liability (2)	—	—	—	(101)
Change in fair value of earnout liability (3)	250	(210)	200	(160)
Loss on issuance of debt (4)	—	—	—	6,640
Loss on debt extinguishment and modification (5)	8,294	—	8,294	2,124
Stock-based compensation	668	219	1,049	320
Adjusted EBITDA	$(1,175)	$(786)	$(3,123)	$(1,689)
(1)The change in fair value of warrant liability during the three and six months ended June 30, 2026 relates to the change in the market value of the private warrants outstanding as of June 30, 2026. The change in fair value of warrant liability during the three and six months ended June 30, 2025 relates to the change in the market value of the private placement warrants outstanding as of June 30, 2025, as well as the change in market value of the Lynrock Lake Warrant and Yorkville Warrant, which were revalued and reclassified to equity on June 11, 2025.
(2)The change in fair value of derivative liability during the six months ended June 30, 2025 relates to the Yorkville Pre-paid Advance, which contained features that were bifurcated as freestanding financial instruments and initially valued on March 4, 2024 upon consummation of the Merger. The derivative liability was subsequently revalued as of February 26, 2025, prior to the extinguishment of the Yorkville Note.
(3)The earnout liability relates to the contingent consideration for the Merger Earnout Consideration Shares pursuant to the Business Combination Agreement dated December 8, 2022, as amended in September 2023. The earnout liability was initially valued using the Monte Carlo Simulation method on March 4, 2024 and subsequently revalued using the same method as of June 30, 2026 and 2025.
(4)Upon the issuance of the Lynrock Lake Term Loan, which closed on February 26, 2025, the Company recorded a loss of $6.6 million, including debt issuance costs of $0.2 million, during the six months ended June 30, 2025.
(5)The Company recorded a loss on debt extinguishment of $8.3 million during the three and six months ended June 30, 2026 as a result of the modification of the Lynrock Lake Term Loan on May 12, 2026, which extended the maturity date from March 2027 to March 2029 and increased the interest rate from 10% to 12%. The Company recorded debt modification expense of $0.1 million during the six months ended June 30, 2025 due to the modification of the Cable Car Note on January 9, 2025, and debt extinguishment expense of $2.0 million due to the extinguishment of the Yorkville Note and Cable Car Note on February 26, 2025.

Consolidated Balance Sheets
As of June 30, 2026 and December 31, 2025
(Unaudited)

$ in thousands	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$10,924	$10,412
Restricted cash and cash equivalents	50	50
Accounts receivable, net	7,404	5,781
Inventory	9,870	5,027
Prepaid expenses and other current assets	1,171	821
Total current assets	29,419	22,091

Property and equipment, net	793	318
Operating lease right-of-use assets, net	379	573
Other assets	39	39
Total assets	$30,630	$23,021

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,011	$3,580
Accrued expenses and other current liabilities	6,051	3,825
Current maturities of long-term debt	—	9
Operating lease liabilities, current	437	454
Total current liabilities	9,499	7,868
Long-term debt	11,397	683
Related party notes payable	3,895	3,895
Operating lease liabilities	—	203
Warrant liability	187	103
Earnout liability	2,410	2,210
Other liabilities	996	1,614
Total liabilities	28,384	16,576

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	69,745	59,468
Accumulated deficit	(67,500)	(53,024)
Total stockholders’ equity	2,246	6,445
Total liabilities and stockholders’ equity	$30,630	$23,021

Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2026 and 2025
(Unaudited)

	Six Months Ended June 30,
$ in thousands	2026	2025
Cash flows from operating activities:
Net loss	$(14,476)	$(15,138)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41	76
Stock-based compensation	1,049	320
Loss on issuance of debt	—	6,640
Loss on debt extinguishment and modification	8,294	2,124
Non-cash interest	1,123	548
Non-cash operating lease	(26)	(19)
Change in fair value of warrant liability	84	3,501
Change in fair value of derivative liability	—	(101)
Change in fair value of earnout liability	200	(160)
Changes in operating assets and liabilities:
Accounts receivable	(1,623)	(3,584)
Inventory	(4,072)	(90)
Prepaid expenses and other current assets	(350)	(1,227)
Accounts payable	(396)	772
Accrued expenses and other current liabilities	982	924
Other liabilities	679	435
Net cash used in operating activities	(8,491)	(4,979)

Cash flows from investing activities:
Purchases of property and equipment	(191)	(47)
Net cash used in investing activities	(191)	(47)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	9,305	700
Proceeds from long-term debt, net of issuance costs	—	10,000
Proceeds from stock option exercises	246	—
Repayment of long-term debt	(9)	(4,674)
Payments for taxes related to net settlement of equity awards	(63)	—
Payment of stock issuance costs	(285)	—
Payment of debt issuance costs	—	(150)
Net cash provided by financing activities	9,194	5,876
Net increase in cash and cash equivalents and restricted cash and cash equivalents	512	850
Cash and cash equivalents and restricted cash and cash equivalents, beginning balance	10,462	1,192
Cash and cash equivalents and restricted cash and cash equivalents, ending balance	$10,974	$2,042

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